                                                                    Exhibit 2.2
                                                                  --------------
                                                                  **Confidential
                                                                     Treatment
                                                                     Requested

                     EMPLOYEE STOCKHOLDER ESCROW AGREEMENT

     THIS ESCROW AGREEMENT dated April 8, 1998 (this "Agreement") is among CMG Information Services, Inc. (the "Buyer"), a Delaware corporation, and Kip A. Frey, as the representative of the employee stockholders (the "Stockholder Representative") of Accipiter, Inc. (the "Seller"), a Delaware corporation, and State Street Bank and Trust Company, as escrow agent (the "Escrow Agent").

                                    RECITALS

     A. Pursuant to an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") between the Buyer, the Seller, CMGI Acquisition Corporation ("Acquisition") and certain stockholders of the Seller, the Buyer is acquiring the Seller through the merger of the Seller into Acquisition (the "Merger"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     B.   The individuals listed on Annex I (the "Employee Stockholders") agree
(i) to indemnify the Buyer as provided in Section 10 of the Merger Agreement and
(ii) that payment of the portion of the Merger Consideration placed in escrow hereunder (the "Escrow Shares") is conditioned upon satisfaction of certain operating conditions set forth herein. For purposes of this Agreement, the phrase "pro rata" shall remain in proportion to each Employee Stockholder's share allocation as set forth on Annex I.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Contingent Consideration.
          ------------------------

     (a) If the Company fails to meet certain performance targets (a "Default Event"), then the Merger Consideration due the Employee Stockholders under the Merger Agreement shall be reduced by the number of Escrow Shares as set forth below:

          If a Default Event occurs, the following number of Escrow Shares will be forfeited:

          Percent of Projected                              Escrow Shares
           Revenues Achieved                                  Forfeited
          ---------------------                             -------------
          Over 95%                                                    0%
          90 less than to less than or equal to 95%                1.67%
          85 less than to less than or equal to 90%                3.34%
          80 less than to less than or equal to 85%                5.00%
          75 less than or equal to less than or equal to 80%       6.67%
          Less than 75%                                            8.34%

                                             **Confidential Treatment Requested.
                                               Omitted information filed
                                               separately with the Commission.


          Percent of Subscription                           Escrow Shares
             Revenues Achieved                                Forfeited
          -----------------------                           -------------
          Over 95%                                                    0%
          90 less than to less than or equal to 95%                1.67%
          85 less than to less than or equal to 90%                3.34%
          80 less than to less than or equal to 85%                5.00%
          75 less than or equal to less than or equal to 80%       6.67%
          Less than 75%                                            8.34%

            Percent of Net                                  Escrow Shares
            Income Achieved                                   Forfeited
          -------------------                               -------------
          Over 95%                                                    0%
          90 less than to less than or equal to 95%                1.67%
          85 less than to less than or equal to 90%                3.34%
          80 less than to less than or equal to 85%                5.00%
          75 less than or equal to less than or equal to 80%       6.67%
          Less than 75%                                            8.34%

     For the year ending December 31, 1998, Projected Revenues are $[ ]** Subscription Revenues are $[ ]** and Projected Net Income is $[ ]**. The targets for the year ending December 31, 1999 will be agreed to in good faith by the Stockholder Representative and the Buyer. There will be no targets for the portion of the calendar year 2000 during which this Agreement is in place. The above targets shall terminate and no Escrow Shares shall thereafter be forfeited under this Section 1 if the Seller has merged with Engage, Inc. and the operations of the merged entities are so integrated that the above targets cannot be reasonably measured.

          (b) The Escrow Shares to be forfeited will be taken first, on a pro rata basis, from any employees who have voluntarily left the employment of the Buyer or any of its direct or indirect subsidiaries (other than termination by reason of death, permanent disability, for "Good Reason" (as defined below), or with the prior written approval of the Board of Directors of the Buyer) or have been terminated from the employment of the Buyer for "Cause" (as defined below) prior to or during the fiscal year in which the Default Event occurs. If such forfeiture is insufficient to meet the number of Escrow Shares to be forfeited as specified above, any additional Escrow Shares to be forfeited will be taken from the Escrow Shares of all other Employee Stockholders on a pro rata basis.

          (c) "Cause" in the event of a employee shall mean (i) conviction of a felony or the conviction of any offense involving dishonesty or moral turpitude,
(ii) commission of any act of theft, fraud or dishonesty against, or involving the records of the Buyer or any subsidiaries of the Buyer, (iii) material breach of the employee's obligations pursuant to any confidentiality, invention or non-competition agreement between the employee and the Buyer, which, if curable, is not cured within thirty (30) days following written notice thereof by the Buyer,
(iv) intentional act or gross negligence that has a material detrimental effect on the reputation or business of the Buyer or any subsidiary of the Buyer, or
(v) repeated failure or inability (other than as a result of physical disability) to perform any duties reasonably assigned to the employee, which failure or inability is not cured within thirty (30) days following written notice thereof by the Buyer.

          (d) The employee shall have the right to terminate his or her employment with the Buyer at any time for "Good Reason" in the event that, other than for "Cause," if without the employee's prior written consent, (i) the Buyer materially breaches the terms of employment with respect to the payment of compensation or benefits or in any other material respect and any such breach is not cured within thirty (30) days after the Buyer receives written notice thereof, or (ii) the Buyer requires the employee, as a condition to employment, to perform illegal or fraudulent acts or omissions; or (iii) the employee's principal place of employment is moved more than fifty (50) miles from Raleigh, North Carolina.

          (e) Notwithstanding the foregoing, an individual Employee Stockholder shall forfeit fifty percent of his or her Escrow Shares if such Employee Stockholder shall voluntarily leave the employment of the Buyer or any of its direct or indirect subsidiaries (other than termination by reason of death, permanent disability, for "Good Reason" or with the prior written consent of the Board of Directors of the Buyer) prior to the second anniversary of the Effective Date. Any Escrow Shares forfeited under this Section 1(e) shall be credited towards any Escrow Shares required to be forfeited to the Buyer hereunder.

          (f) If C/NET, Inc. exercises any portion of the 1999 Tranche, each Employee Stockholder shall forfeit Escrow Shares equal to his, her or its pro rata share of 38.5% of the shares the Buyer must deliver to C/NET, Inc. in connection with such exercise (calculated on a net exercise basis).

          (g) If this Agreement terminates with C/NET,Inc. not having exercised any portion of the 1999 Tranche, each Employee Stockholder shall forfeit Escrow Shares equal to his, her or its pro rata share of 38.5% of the shares that would have been deliverable to C/NET, Inc. by the Buyer if the remaining portion had been exercised (calculated on a net exercise basis) on the date of termination of this Agreement.

     2.   Establishment of Escrow.  The Buyer has delivered to the Escrow Agent
          -----------------------
and the Escrow Agent acknowledges receipt of the Escrow Shares in the form of certificates. The Escrow Shares shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. Unless and until the Escrow Shares are returned to the Buyer or delivered to Employee Stockholders pursuant to the terms of this Agreement, the Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Stockholder Representative.

     3.   Amounts Earned on Escrow Shares: Tax Matters.  All cash amounts
          --------------------------------------------
earned on the Escrow Shares (cash dividends or other distributions) shall be distributed pro rata to the Employee Stockholders from time to time upon the request of the Stockholder Representative. The parties agree that to the extent permitted by applicable law, the Employee Stockholders will include all amounts earned on the Escrow Shares in their gross income (based upon each Employee Stockholder's pro rata share of the Escrow Shares) for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom. Any shares of Seller Common Stock distributed with respect to the Escrow Shares pursuant to a stock split, stock dividend or similar action shall be treated as Escrow Shares for all purposes. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code may require withholding of a portion of any distribution or other income earned on the Escrow Shares in accordance with the Internal Revenue Code, as amended from time to time.

     4.   Claims Against Escrow Shares.
          ----------------------------

          (a) At any time or times prior to the Expiration Date (as defined below), the Buyer may make claims (each a "Claim") (i) against up to fifty percent of the Escrow Shares for amounts due for indemnification under the Merger Agreement as agreed to by each Employee Stockholder in an indemnification agreement delivered to the Buyer on the date hereof or (ii) against up to fifty percent of the Escrow Shares as specified in Section 1 hereunder. The Buyer shall notify the Stockholder Representative and the Escrow Agent in writing of each such Claim, including a brief description of the amount and nature of such Claim and the value per share of the Escrow Shares as set forth in this Section. Each such notice delivered to the Escrow Agent by the Buyer shall contain a representation of the Buyer to the effect that the Buyer has delivered a copy of such notice to the Stockholder Representative prior to or simultaneously with its delivery to the Escrow Agent. In the event that the amount subject to the Claim is unliquidated, the Buyer shall make a good faith estimate as to the amount of the Claim for purposes of determining the number of Escrow Shares, if any, to be withheld by the Escrow Agent if such claim is not resolved or otherwise adjudicated by the Expiration Date. If the Stockholder Representative disputes such Claim, the Stockholder Representative shall give written notice thereof to the Buyer and to the Escrow Agent within thirty (30) days after the date the Buyer's notice of Claim was delivered to the Stockholder Representative, in which case the Escrow Agent shall continue to hold the Escrow Shares in accordance with the terms of this Agreement; otherwise, such Claim shall be deemed to have been acknowledged to be payable in shares out of the Escrow Shares in the full amount thereof as set forth in the Claim and the Escrow Agent shall use its best efforts to pay such Claim from the Escrow Shares to the Buyer within three (3) business days after expiration of that thirty-day period. The Escrow Agent shall effect such payment of Escrow Shares to the Buyer by surrendering such Escrow Shares to the Buyer's transfer agent (Bank of Boston, c/o Boston EquiServe, L.P., Mail Stop 45-02-09, P. O. Box 644, Boston, MA 02102) for cancellation upon receipt by the Escrow Agent of a copy of a letter from the Buyer to the Buyer's transfer agent, instructing such transfer agent to issue a new certificate to the Escrow Agent for the remaining Escrow Shares after giving effect to such payment. If the amount of the Claim exceeds the aggregate value of the Escrow Shares, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Agreement shall be the closing price for the Escrow Shares for the ten (10) trading days preceding the date of the notice by the Buyer of any Claim and such value shall be set forth in any such notice.
The Escrow Agent may rely conclusively on the per share value set forth therein for the purpose of determining the amount of shares required to pay a Claim.
All Claims paid out of the Escrow Shares shall be rounded to the nearest whole share. Under no circumstances shall the Employee Stockholders or the Stockholder Representative have any right to substitute other property for the Escrow Shares or to change the per share value stated herein.

          (b) If the Stockholder Representative gives notice to the Buyer and the Escrow Agent pursuant to Section 4(a) disputing a Claim, no distribution of the Escrow Shares shall be made by the Escrow Agent to the Buyer or to the Employee Stockholders of the Set Aside Amount (as defined in Section 5(a)) with respect to such Claim until either (i) such disputed Claim has been resolved as evidenced by a written notice executed by the Buyer and the Stockholder Representative instructing the Escrow Agent as to the distribution of such

Set Aside Amount or portion thereof or (ii) such dispute shall have been adjudicated in accordance with the arbitration procedures described in Section 5(b).

     5.   Disputed Claims.
          ---------------

          (a) If the Stockholder Representative disputes a Claim as above provided and subject to Section 4, the Escrow Agent shall set aside a portion of the Escrow Shares equal to the amount of the Claim as set forth in the notice of the Claim (the "Set Aside Amount"). In the event the Buyer notifies the Escrow Agent in writing that it has made out-of-pocket expenditures or anticipates that it will incur legal expenses in connection with any such disputed Claim with respect to which it is entitled to be indemnified under the Merger Agreement, a portion of the Escrow Shares equal to such incurred or anticipated expenditures shall also be set aside and added to and become a part of the Set Aside Amount, provided that in the event that it shall be agreed (as evidenced by a written notice executed by the Buyer and the Stockholder Representative as described in
Section 4(b)) or determined through an arbitration proceeding described in
Section 5(b) that the Buyer is not entitled to indemnification with respect to such Claim, the Buyer shall not be entitled to such shares.

          (b) If the Escrow Agent does not receive written notice executed by the Buyer and the Stockholder Representative within sixty (60) days after the Stockholder Representative sends notice of such dispute to the effect that the disputed Claim has been resolved, the Claim shall be referred to an arbitrator chosen by agreement of the Stockholder Representative and the Buyer. If no agreement is reached regarding selection of the arbitrator within thirty (30) days after written request from either party to the other, the Buyer or the Stockholder Representative may submit the matter in dispute to the American Arbitration Association (the "Association"), to be settled by arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of the Association. The Buyer and the Stockholder Representative agree to act in good faith to mutually select an arbitrator. The fees and expenses of any arbitration shall be borne by the Employee Stockholders and the Buyer in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by the Employee Stockholders, on the one hand, and the Buyer, on the other hand. In no event shall the Escrow Agent or Stockholder Representative (in such capacity) be responsible for any fees or expenses of any party to any arbitration proceeding. The determination of the arbitrator as to the amount, if any, of the Claim that is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction. The Escrow Agent shall make payment of such Claim, as and to the extent allowed, to the Buyer out of the Set Aside Amount within three (3) business days following its receipt of a copy of the arbitration award determination.

     6.   Termination.  This Agreement shall terminate two (2) years after
          -----------
April 8, 1998 (the "Expiration Date"), provided that there are no outstanding Claims as to which the Escrow Agent has received notice pursuant to Section 4 on or prior to the Expiration Date; otherwise this Agreement shall continue in effect until the resolution of all such Claims for which notice has been received on or prior to the Expiration Date. The Buyer shall give the Escrow Agent prompt written notice of the occurrence of the Expiration Date. Upon receipt of such notice or as soon thereafter as is practicable, the Escrow Agent shall distribute the Escrow Shares less (i) the amount of any then existing Set Aside Amounts and (ii) the amount specified in any notice of a Claim delivered to the Escrow Agent on or within thirty (30) days prior to the Expiration Date with respect to which no Set Aside Amount has yet been established. At such time thereafter as any remaining Claim hereunder has been resolved and the Escrow Agent has received a written notice executed by the Buyer and the Stockholder Representative to that effect (or a copy of an arbitration award pursuant to Section 5(b) to that effect) and any amounts to be distributed to the Buyer in connection therewith have been so distributed, the Escrow Agent shall distribute any portion of the remaining Escrow Shares pro rata to the Employee Stockholders (except to the extent that a Claim resulted from an Employee Stockholder's breach of a representation or warranty, individually, as opposed to a breach by the Seller, in which case the distribution to such Employee Stockholder shall be appropriately reduced). Upon the resolution of all outstanding Claims hereunder, the Escrow Agent shall distribute the remaining amount, if any, of the Escrow Shares pro rata to the Employee Stockholders (except to the extent that a Claim resulted from an Employee Stockholder's breach of a representation or warranty, individually, as opposed to a breach by the Seller, in which case the distribution to such Employee Stockholder shall be appropriately reduced) and this Agreement shall terminate. The Escrow Agent shall effect such distributions of Escrow Shares as it is required to make to the Employee Stockholders under this Agreement by surrendering such Escrow Shares to the Buyer's stock transfer agent for cancellation upon receipt by the Escrow Agent of a copy of a letter from the Buyer to the Buyer's stock transfer agent, instructing such transfer agent to issue such shares to the Employee Stockholders.

     7.   The Escrow Agent.
          ----------------

          (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Shares as directed by a writing jointly signed by the Stockholder Representative and the Buyer. The reasonable fees and expenses of the Escrow Agent in connection with its execution and performance of this Agreement as set forth on Annex II hereto shall be borne by the Buyer. The Escrow Agent shall not be liable for any act or omission to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Shares in its own name, except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for, and the Buyer and the Employee Stockholders shall jointly and severally indemnify the Escrow Agent against any losses or claims (including reasonable court costs, attorneys' fees and costs and other out-of-pocket expenses) arising out of any action taken or omitted in good faith hereunder. The Escrow Agent may consult counsel satisfactory to it, including house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable law and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including without limitation, the Merger Agreement.

          (b) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event the Buyer, with the approval of the Stockholder Representative which will not be unreasonably withheld, shall appoint a successor escrow agent within that thirty-day period; if the Buyer does not designate a successor escrow agent within such period, the Escrow Agent may appoint a successor escrow agent or may apply to a court of competent jurisdiction for the appointment of such successor. Upon the effective date of such resignation, the Escrow Shares together with all cash and other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by the Buyer and the Stockholder Representative.

          (c) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the other parties hereto, the Escrow Agent shall have the right to interplead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to the other parties as a consequence of any such claims or demands.

          (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the Commonwealth of Massachusetts. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

          (e) The Buyer and the Stockholder Representative, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Agreement and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. The Buyer and Stockholder Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other government charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Buyer and Stockholder Representative, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other government charges, including, without limitation, the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses, interest and penalties.

          (f) The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including, without limitation, payment of all legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any Claim by any party hereunder.

     8.   Stockholder Representative.
          --------------------------

          (a) In the event the Stockholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be Chris Evans or such other person as the Stockholder Representative may appoint. If the successor Stockholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be any person appointed by such successor Stockholder Representative or, in the case of the death of the successor Stockholder Representative or his failure to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the Employee Stockholders. All decisions of the Stockholder Representative shall be binding upon the Employee Stockholders. The Stockholder Representative shall keep the Employee Stockholders reasonably informed of his or her material decisions.

          (b) The Stockholder Representative is authorized to take any action deemed by him appropriate or necessary to carry out the provisions of, and to determine the rights of the Employee Stockholders under this Agreement. The Stockholder Representative shall serve as the agent of the Employee Stockholders for all purposes related to this Agreement, including without limitation service of process upon the Employee Stockholders. By execution of this Agreement, the Stockholder Representative accepts and agrees to diligently discharge the duties and responsibilities of the Stockholder Representative set forth in this Agreement. The authorization and designation of the Stockholder Representative under this Section 8(b) shall be binding upon the successors and assigns of each Employee Stockholder. The Buyer and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Stockholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Stockholder Representative.

          (c) The Stockholder Representative (i) shall not be liable to any of the Employee Stockholders for any error of judgment, or action taken or omitted in good faith, or mistake of fact or law unless caused by his own gross negligence or willful misconduct, (ii) shall be entitled to treat as genuine any letter or other document furnished to him by the Buyer, the Employee Stockholders or the Escrow Agent and believed by him to be genuine and to have been signed and presented by the proper party or parties and (iii) shall be reimbursed from the proceeds of Escrow Shares otherwise immediately deliverable to the Employee Stockholders under this Agreement for counsel fees and other out-of-pocket expenses incurred by the Stockholder Representative in connection with this Agreement. Such reimbursement shall be made out of the net proceeds of Escrow Shares by the Escrow Agent as provided in Section 8(d). The Employee Stockholders shall jointly and severally indemnity the Stockholder Representative against any losses or claims (including reasonable out-of-pocket expenses) arising out of any action taken or omitted in good faith hereunder.

          (d) The Stockholder Representative shall not be entitled to any compensation for services hereunder. To the extent the Stockholder Representative shall incur reasonable out-of-pocket costs in the performance of his duties hereunder, the Stockholder Representative shall be authorized to direct the Escrow Agent with prior notice to the Buyer to either (i) sell in the open market that number of Escrow Shares (up to one percent of the Escrow Shares) sufficient to generate net proceeds to reimburse the Stockholder Representative for such out-of-pocket costs or (ii) deliver or cause to be delivered to the Stockholder Representative such number of Escrow Shares (up to one percent of the Escrow Shares) as are equal to such out-of-pocket costs divided by the closing price of the Escrow Shares on the business day prior to such determination. The Escrow Agent shall have sole discretion as to which of such methods it will use to effect such reimbursement.

     9.   Jurisdiction.
          ------------

          Each of the parties hereto irrevocably submits to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts and the State of North Carolina for the purposes of any suit or other proceeding arising out of the transactions contemplated by this Agreement. Each of the parties further agrees to commence any such suit or proceeding only in one of the federal or state courts located in the Commonwealth of Massachusetts or the State of North Carolina and to not attempt to transfer such suit or proceeding to a court outside of the Commonwealth of Massachusetts after such suit has been commenced.

     10.  Governing Law.  This Agreement is governed by the laws of the
          -------------
Commonwealth of Massachusetts and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto.

     11.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, all of which documents shall be considered one and the same document.

     12.  Notices.  Any notice or other communication required or permitted
          -------
hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          To the Buyer:

               CMG Information
               Services, Inc.
               100 Brickstone Square, 1st Floor
               Andover, MA  01810
               Attention:  Chief Financial Officer
               Telephone:  781/684-3660
               Facsimile:  781/684-3172

          with a copy to:

               Palmer & Dodge LLP
               One Beacon Street
               Boston, MA  02108
               Attention:  William Williams
               Telephone:  617/573-0100
               Facsimile:  617/227-4420

          To the Stockholder Representative:

               Kip A. Frey
               c/o Accipiter, Inc.
               4000 Wake Forest Road, Suite 200
               Raleigh, NC  27609
               Telephone:   919/872-7755
               Facsimile:   919/872-1714
          with a copy to:

               Hutchison & Mason PLLC
               4011 Westchase Boulevard, Suite 400
               Raleigh, NC  27607
               Attention:   Fred Hutchison
               Telephone:   919/829-9600
               Facsimile:   919/829-9696

          To the Escrow Agent:

               State Street Bank and Trust Company
               Corporate Trust
               Two International Place
               Boston, MA  02110
               Attention:  Virginia Jones
               Telephone:  617/664-5215
               Facsimile:  617/664-5365

Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

     13.  Binding Effect.  This Agreement shall be binding upon the respective
          --------------
parties hereto and their heirs, executors, successors and assigns.

     14.  Modifications.  This Agreement may not be altered or modified without
          -------------
the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion.

     15.  Reproduction of Documents.  This Agreement and all documents relating
          -------------------------
thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first stated above.


                               CMG INFORMATION SERVICES, INC.



                               By /s/ Andrew J. Hajducky III
                                 -----------------------------------------
                                  Name: Andrew J. Hajducky III
                                  Title:  Chief Financial Officer


                               STOCKHOLDER REPRESENTATIVE



                               By /s/ Kip A. Frey
                                 ------------------------------------------
                                  Kip A. Frey


                               ESCROW AGENT



                               By /s/ Patrick E. Thebado
                                 ------------------------------------------
                                  Name:  Patrick E. Thebado
                                  Title: Assistant Vice President

                                    ANNEX I

                              Pro Rata Interests
                              ------------------

Stockholder                                       Number of Shares
-----------                                       ----------------
Chris Evans                                            28,545
Alex Herring                                            5,786
Jane Foreman                                            2,314
Keith Bolick                                              160
Scott Bradley                                           1,317
William Burden                                            117
Martin Buskirk                                            171
Douglas Edwards                                            44
Rainy Jepson                                              124
Jeff Jordan                                               129
Richard Kong                                              502
Wendy Kong                                                 73
Tom Kressly                                               161
Sean McClellan                                          1,422
Robert Sands                                            1,453
Kathleen Bagley                                            89
John M. Turner                                             21
Rodrigo DeGuzeman                                          50
George Browning                                           412
Maribeth Roach                                            153
Kip Frey                                                4,596
Leo Guy Taylor                                             82
Roger Edgar                                                47
Marq Mellor                                                11
Phyllis Morris                                             36
Chrisseas Clemons                                          36
Susan Free                                                 25
Ruby Dyer                                                  25
Laura Major                                                25
David Reitmeyer                                            25
Allen Wyke                                                 25
Lauren Cambra                                              25
Dana Wimple                                                25
Brian Handly                                               25
Jeff Wood                                                  25
Graham Best                                                25
Wesley Satterwhite                                         18

Total                                                  48,119

                                   ANNEX II

                               Escrow Agent Fees
                               -----------------


Acceptance Fee:                    Waived

Administrative Fee:                $2,500.00 per year or part thereof, plus
                                   $35.00 per stockholder

Out-of-Pocket Expenses:            At cost

Legal Fees (Peabody & Arnold)      At cost